EXHIBIT 10.24

                                                       [STAMP]
                                                       /s/ (illegible signature)
                                                       -------------------------
                                                          CLERK OF THE COURT

                                                       May 24 10PM '07

                                                                FILED
                                                       [END STAMP]
COMP
William R. Urga, Esq.
Nevada Bar No. 1195
Martin A. Little, Esq.
Nevada Bar No. 7067
JOLLEY URGA WIRTH WOODBURY & STANDISH
3800 Howard Hughes Parkway
Sixteenth Floor
Las Vegas, Nevada 89169
Telephone:  (702) 699-7500
Facsimile:  (702) 699-7555
Attorneys for Plaintiffs

DISTRICT COURT
CLARK COUNTY, NEVADA

---------------------------------------------
FLAG LUXURY RIV, LLC, RIVACQ LLC, RH1 LLC and   Case No.: A539614
RIV ACQUISITION HOLDINGS INC.,                  Dept. No.: XI

                             Plaintiffs,                   Arbitration Exemption
                                                                  Claimed:
                                                             Declaratory Relief
vs.

RIVIERA HOLDINGS CORPORATION, VINCENT L.
DIVITO, PAUL A. HARVEY, JAMES N. LAND, JR.,
JEFFREY A. SILVER, and WILLIAM L. WESTERMAN,

                             Defendants.
---------------------------------------------

                                AMENDED COMPLAINT
                                -----------------

            Plaintiffs Flag Luxury Riv, LLC ("FLR"), Rivacq LLC ("Rivacq"), RH1 LLC ("RH1") and Riv Acquisition Holdings Inc. ("RAH") (collectively, "Plaintiffs"), by and through their attorneys, for their Complaint against defendants allege as follows:

                              NATURE OF THE ACTION
                              --------------------

            1. Plaintiffs bring this action for declaratory relief to address whether a provision in the Nevada Business Combinations Law ("BCL") set out in Chapter 78 of the Nevada Revised Statutes and Article III, Section 7 of the Articles of Incorporation (the "Charter Provision") of Riviera Holdings Corporation ("Riviera") prevent Plaintiffs from engaging in any business combination with Riviera, including the Plaintiffs' March 26, 2007 all-cash merger proposal to acquire all of the outstanding shares of Riviera at a price of $27.00 per share (the "Proposal"). Riviera, through its Board of Directors (the "Board" or "Riviera Board"), has incorrectly taken the position that the BCL prevents the Plaintiffs from engaging in any business combination (including the Proposal) with Riviera for the three-year disqualification period set forth in the BCL (i.e., Nevada Revised Statutes ("NRS") 78.438), and that the Charter Provision also prevents the Plaintiffs from making the Proposal. However, as Plaintiffs have explained to Defendants, nothing in the BCL or Charter Provision prevents the Plaintiffs from engaging in a business combination, including the Proposal, with Riviera.

                                   THE PARTIES
                                   -----------

            2. Plaintiff FLR is a limited liability company which owns 418,294 shares of Riviera and is a shareholder of RAH.

            3. Plaintiff RH1 is a limited liability company which owns 418,294 shares of Riviera and is a shareholder of RAH.

            4. Plaintiff Rivacq is a limited liability company which owns 627,442 shares of Riviera and is a shareholder of RAH.

            5. Plaintiff RAH is a holding company that was formed in anticipation of a merger with Riviera.

            6. Defendant Riviera is a Nevada corporation with its principal place of business in Las Vegas, Nevada. Riviera, through its subsidiaries, owns and operates the Riviera Hotel and Casino in Las Vegas, Nevada, and the Riviera Black Hawk Casino in Black Hawk, Colorado.

            7. Defendants Vincent L. DiVito, Paul A. Harvey, James N. Land, Jr., Jeffrey A. Silver, and William L. Westerman are the directors of Riviera.

                               FACTUAL BACKGROUND
                               ------------------

The Plaintiffs' Previous Purchase Of Stock
------------------------------------------

            8. On December 22, 2005, Plaintiffs FLR, Rivacq and another party (the "Buyers") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with William Westerman (the Chairman and CEO of Riviera) and his family trust, pursuant to which the Buyers agreed to acquire 1,000,000 shares of Riviera common stock from Westerman and his family trust at a price of $15.00 per share. Pursuant to the Stock Purchase Agreement, subject, among other things, to the issuance of all necessary approvals and waivers from the Board under the Charter Provision and the Nevada Revised Statutes, as well as to the issuance of any necessary approvals by the Nevada and Colorado gaming authorities, (i) the Buyers also agreed to acquire an additional 650,000 shares of Riviera from Westerman and his family trust at a price of $15.00 per share and (ii) Westerman and his family trust agreed to grant the Buyers an irrevocable option (the "Westerman Option") to purchase an additional 441,471 shares of Riviera at a price of $15.00 per share. Following the acquisition of the initial tranche of shares under the Stock Purchase Agreement, the Buyers collectively held approximately 9.7% of the issued and outstanding Shares.

            9. Shortly thereafter, the Buyers and RH1 formed RAH as a wholly-owned subsidiary of the Buyers.

The Riviera Board's Approval
Of The Previous Stock Purchases And The Merger Agreement
--------------------------------------------------------

            10. On April 6, 2006, Riviera entered into an agreement and plan of merger with RAH (the "Merger Agreement"), whereby RAH would acquire all outstanding shares of

Riviera for $17.00 per Share. On April 5, 2006, Riviera provided the following waivers and approvals with respect to the Stock Purchase Agreement and the Merger Agreement:

            (i) Riviera waived the Charter Provision with respect to RAH and its affiliates; and

            (ii) Riviera approved RAH and its affiliates' acquisition of Riviera shares in excess of 10% of the total number of outstanding shares for the purpose of the BCL (specifically, NRS 78.411 to 78.444).

            11. On August 4, 2006, after obtaining approvals from the Nevada gaming authorities, the Buyers acquired the second tranche of 650,000 shares of Riviera and exercised the Westerman Option to acquire an additional 441,471 shares of Riviera (for a total of 1,091,471 shares of Riviera) pursuant to the Stock Purchase Agreement. By their terms, the April 5, 2006 approvals and waivers provided by Riviera as set forth above applied to the purchase by the Buyers of the second tranche of Riviera shares and to the acquisition of shares pursuant to the exercise of the Westerman Option. As a result of the acquisition of the second tranche of shares and the shares acquired pursuant to the Westerman Option, as of August 4, 2006, the Buyers and RH1 collectively held approximately 18.3% of the issued and outstanding common stock of Riviera.

            12. On August 29, 2006, the Merger Agreement was submitted to a vote of Riviera's stockholders at Riviera's annual meeting and did not receive the number of votes required for its approval. Later that day, Riviera notified RAH that it was terminating the Merger Agreement.

The Contingent Option Agreement
-------------------------------

            13. On March 21, 2007, RAH entered into an agreement with two Riviera stockholders (Triple Five Investco LLC and Dominion Financial LLC (together, "T5")) for an option to acquire 1,147,550 shares of Riviera stock held by T5 at a price of $23.00 per share (the "Option Agreement"), the exercise of which was subject to certain conditions. Specifically, RAH's ability to exercise the option to purchase Riviera stock under the Option Agreement is expressly conditioned upon the following approvals by Riviera: (i) a waiver by the Riviera Board of the Charter Provision; (ii) approval by the Riviera Board with respect to NRS 78.438(1); and (iii) amendment of Riviera's charter and by-laws to provide that NRS Sections 78.378 to 78.3793 do not apply to the option or any exercise thereof.

            14. The Riviera stock held by T5 and subject to the Option Agreement represents approximately 9.2% of the issued and outstanding shares of Riviera common stock.

            15. The Option Agreement also includes a provision whereby T5 agreed to vote against any action or proposal that would result in an acquisition of Riviera by any party other than RAH or its affiliates. This provision states in relevant part:

                  T5 does hereby agree to cooperate with RAH and reasonably perform whatever is required (to the extent not at T5's material cost) to insure that the [option] Transaction closes, including voting the Shares against any action, agreement, transaction or proposal that would result in any acquisition by any party other than RAH or its affiliates, whether by merger or otherwise, of control of [Riviera].

            16. The term of the Option Agreement is 90 days, with an extension permitted up to an additional 90 days.

Riviera's Incorrect Position Regarding the BCL
----------------------------------------------

            17. On March 26, 2007, by way of letter to Riviera's Board, Plaintiffs made the all-cash Proposal to the Riviera Board to acquire all of the outstanding common stock of

Riviera at a price of $27.00 per share - $10 per share higher than the $17 per share price that the Riviera Board had agreed to just a year earlier in the Merger Agreement.

            18. By letter dated March 28, 2007, a copy of which is attached hereto as Exhibit 1 and incorporated herein by this reference, Riviera (through the Riviera Board) informed the Plaintiffs that the BCL and Charter Provision prevented the Plaintiffs from engaging in the Proposal, and that the BCL (i.e., NRS 78.438) prevents the Plaintiffs from engaging in any business combination (including the Proposal) with Riviera for the three-year disqualification period set forth in that statute.

            19. Specifically, as evidenced by its March 28, 2007 letter to RAH, Riviera maintains that under the Option Agreement, RAH and its related parties have acquired "beneficial ownership" of the shares that are the subject of the Option Agreement for purposes of the BCL. Thus, Riviera contends that the three-year disqualification period set forth in NRS 78.438 applies to RAH.

            20. Even though the Proposal represents a 58% increase in the offer that the Riviera Board had approved a year earlier, Riviera has incorrectly taken the position that the Plaintiffs are prevented from engaging in the Proposal, or engaging in any business combination with Riviera for the three-year disqualification period set forth in NRS 78.438. 21. On Riviera's incorrect view, the Plaintiffs would be prevented from engaging in a business combination with Riviera for the three-year disqualification period set forth in NRS 78.438 no matter what terms the Plaintiffs offered for Riviera.

            22. Riviera's position regarding NRS 78.438 is without merit for at least two independent reasons. First, even assuming that the ownership interests of the owners of RAH should be aggregated for purposes of NRS 78.438, that provision expressly provides that the three-year disqualification period does not apply if the transaction by which a shareholder first becomes an "interested stockholder" by reaching the 10% ownership threshold was approved by the board of directors. Specifically, NRS 78.438(1) provides in relevant part:

            A resident domestic corporation may not engage in any combination with any interested stockholder of the resident domestic corporation for 3 years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder. (emphasis added)

            23. As set forth above, on April 5, 2006, the Riviera Board approved the acquisitions whereby RAH acquired first 9.7% (by way of the first tranche), and then an additional 8.6% (by way of the second tranche and the exercise of the Westerman Option) of the outstanding shares of common stock of Riviera. Therefore, under the plain terms of NRS 78.438, the Riviera Board had approved of the transaction by which RAH first became an "interested stockholder" (i.e., when, by way of the second tranche and the exercise of the Westerman Option, it first became an owner of 10% of the outstanding stock of Riviera). Accordingly, by the express terms of NRS 78.438, the three-year disqualification period does not apply to RAH.

            24. The Riviera Board has stated that when it provided the approval of the transactions on April 5, 2006, it limited such approval to those transactions (i.e., the Stock Purchase Agreement and the Merger Agreement). This assertion does nothing to avoid the undisputed fact that under the plain terms of NRS 78.438, the Riviera Board approved of the very transaction by which RAH first became an owner of 10% of the Company's stock. Thus, by the express operation of the statute's terms, and for this reason alone, the three-year disqualification period does not apply to RAH.

            25. The second, independent reason why Riviera's position is incorrect regarding NRS 78.438 is because, as set forth above, the exercise of the option under the Option Agreement is contingent on RAH obtaining specified approvals from the Riviera Board. It is undisputed that the Riviera Board has not provided all of the waivers and consents necessary in order for RAH to be able to exercise the option. Therefore, for purposes of NRS 78.438, RAH has not become the beneficial owner of the stock of Riviera covered by the Option Agreement.

            26. For purposes of NRS 78.438, the limited voting restriction set forth in the Option Agreement does not render RAH the beneficial owner of the stock which is the subject of the Option Agreement. This is because, among other things, the voting restriction in the Option Agreement does not give RAH or the Plaintiffs the ability to direct the vote of the shares which are the subject of the Option Agreement (including with respect to ordinary corporate matters such as the election of directors). It is merely a limited covenant which restricts how T5 can vote its shares with respect to a specific, extraordinary corporate transaction, and only applies for a limited, 90-day period (with an extension permitted up to an additional 90 days).

            27. RAH has explained to the Riviera Board that Riviera's reading of NRS 78.438 is contrary to the plain terms of that provision, but Riviera still takes the position that the three-year disqualification period of the statute applies to RAH.

Riviera's Incorrect Position Regarding The Charter Provision
------------------------------------------------------------

            28. Riviera, through the Riviera Board, has also incorrectly asserted in its March 28, 2007 letter to RAH that by virtue of the Option Agreement, RAH and its related parties have acquired beneficial ownership of Riviera stock which triggers the application of the Charter Provision, and that as to any voting rights that RAH acquires (aside from those which they have reported in their most recent report on Schedule 13D, filed with the Securities and Exchange Commission), those voting rights will be reduced to 1/100 of one vote per share.

            29. Riviera's position that the Charter Provision applies to RAH is without basis. The Charter Provision mandates that once any person or group has acquired within any consecutive three year period beneficial ownership of more than 10% of Riviera's outstanding shares of common stock (i.e., becomes a "Substantial Stockholder"), that person or group will be "entitled to cast only one-hundreth (1/100) of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of Common Stock."

            30. The Charter Provision also provides that at any time prior to the time that a stockholder becomes a Substantial Stockholder, two-thirds of the Board has the power to waive "with respect to a Substantial Stockholder" the voting limitation in the Charter Provision.

            31. In light of the plain terms of the Charter Provision, Riviera's position that the voting dilution provisions contained therein apply to RAH is untenable for at least three reasons. First, the Charter Provision does not give the Board the power to waive the voting restrictions on a limited or conditional basis for a particular transaction. Rather, the Board has the power to waive the voting restrictions with respect to a particular entity prior to that entity becoming a Substantial Stockholder.

            32. As noted above, it is undisputed that on April 5, 2006, the Riviera Board voted to waive the Charter Provision's voting restrictions with respect to RAH and its affiliates, who had not yet become Substantial Stockholders. And as noted above, it is undisputed that the Riviera Board's April 5, 2006 waiver of the voting restrictions applied to the August 4, 2006 purchase of Riviera stock (by which RAH came to own a total of 18.3% of Riviera's outstanding common stock). Thus, by express operation of the Charter Provision's terms, the voting restrictions do not apply to RAH.

            33. The second reason why Riviera's position regarding the Charter Provision is unfounded is because, as set forth above, for the purposes of the Charter Provision, RAH has not become the beneficial owner of the stock of Riviera covered by the Option Agreement (i.e., the express conditions on the exercise of the option have not occurred). Thus, the voting limitation in the Charter Provision does not apply to RAH, any interests of RAH obtained pursuant to the Option Agreement or the RAH Proposal.

            34. For purposes of the Charter Provision, the limited voting restriction set forth in the Option Agreement does not render RAH the beneficial owner of the stock which is the subject of the Option Agreement. This is because, among other things, the voting restriction in the Option Agreement does not give RAH or the Plaintiffs the ability to direct the vote of the shares which are the subject of the Option Agreement (including with respect to ordinary corporate matters such as the election of directors). It is merely a limited covenant which restricts how T5 can vote its shares with respect to a specific, extraordinary corporate transaction, and only applies for a limited, 90-day period (with an extension permitted up to an additional 90 days).

            35. Finally, even assuming that the voting limitation in the Charter Provision applied to the RAH Proposal, this would only result in a dilution in the voting rights of RAH, including with respect to the Proposal. It would not be a basis for Riviera to take the position that the Plaintiffs are prevented from engaging in the Proposal.

                             FIRST CLAIM FOR RELIEF
                             ----------------------
                  (Declaratory Judgment Concerning NRS 78.438)
                  --------------------------------------------

            36. Plaintiffs repeat and reallege the above paragraphs as if fully set forth herein.

            37. There is an actual and present controversy between Plaintiffs and Defendants concerning the application of NRS 78.438 to the RAH Proposal. Indeed, Riviera's incorrect reading of NRS 78.438 has led it to publicly take the position that Plaintiffs are prevented from being able to engage in any business combination with Riviera (including the Proposal) for the three-year disqualification period set forth in that statute. On Riviera's incorrect view, the Plaintiffs would be prevented from engaging in a business combination for the three-year prohibition period no matter what terms the Plaintiffs offered for Riviera. As bidders for Riviera, Plaintiffs have an immediate and protectible interest in having Plaintiffs' Proposal considered by Riviera and its Board. The Plaintiffs have an immediate and protectible interest in Riviera not taking the erroneous position that Plaintiffs cannot engage in any business combination with Riviera for three years, no matter what terms the Plaintiffs offer. As shareholders of Riviera, FLR, RH1 and Rivacq have an immediate and protectible interest in declaratory relief that the BCL is not an impediment to Riviera considering the Proposal.

            38. Under the plain terms of NRS 78.438, the Riviera Board had approved of the transaction by which RAH first became an "interested stockholder" (i.e., an owner of 10% of the outstanding stock of Riviera). For this reason alone, by the express terms of NRS 78.438, the three-year disqualification period contained in that provision does not apply to RAH or the RAH Proposal.

            39. A second, independent reason why Riviera's position is without basis regarding 78.438 is because the exercise of the option under the Option Agreement is contingent on RAH obtaining specified waivers and consents from the Riviera Board. It is undisputed that the Riviera Board has not provided all approvals necessary in order for RAH to be able to exercise the option. Therefore, for purposes of NRS 78.438, RAH has not become the beneficial owner of the stock of Riviera covered by the Option Agreement.

            40. Accordingly, for each of the two independent reasons set forth above, Plaintiffs are entitled to a judgment declaring that the three-year disqualification period provided in NRS 78.438 does not apply to RAH or the RAH Proposal.

            41. Plaintiffs are also entitled to a judgment declaring that Riviera, through its Board, may not invoke NRS 78.438 as an impediment to considering the Proposal.

            42. Plaintiffs have no adequate remedy at law.

            43. The harm suffered by Plaintiffs is irreparable. Riviera's public position that the BCL prevents the Plaintiffs from engaging in the Proposal (or engaging in any business combination with Riviera) for the three-year disqualification period set forth in NRS 78.438 puts in jeopardy the opportunity for the Plaintiffs and the Company to enter into a transaction that is in the best interest of Riviera's shareholders.

                             SECOND CLAIM FOR RELIEF
                             -----------------------
            (Declaratory Judgment Concerning The Charter Provisions)
            --------------------------------------------------------

            44. Plaintiffs repeat and reallege the above paragraphs as if fully set forth herein.

            45. There is an actual and present controversy between Plaintiffs and Defendants concerning the application of the Charter Provision to RAH and the RAH Proposal. Riviera has taken a public position that the Charter Provision is a reason why the Plaintiffs are prevented from engaging in the Proposal or engaging in a business combination with Riviera. As bidders for Riviera, Plaintiffs have an immediate and protectible interest in having its Proposal considered by Riviera and its Board. The Plaintiffs have an immediate and protectible interest in Riviera not taking the erroneous position that the Charter Provision prevents the Plaintiffs from engaging in any business combination with Riviera, no matter what terms the Plaintiffs offer. As shareholders of Riviera, FLR, RH1 and Rivacq have an immediate and protectible interest in declaratory relief that the Charter Provision is not an impediment to Riviera considering the Proposal.

            46. Under the plain terms of the Charter Provision, the Riviera Board had waived the voting restrictions prior to RAH becoming a "Substantial Stockholder." For this reason, by the express terms of the Charter Provision as quoted above, the voting restrictions contained in that provision do not apply to RAH.

            47. A second, independent reason why Riviera's position is without basis regarding the Charter Provision is because, as explained above, RAH has not become the beneficial owner of the stock of Riviera covered by the Option Agreement.

            48. A third, independent reason why Riviera's position is without basis regarding the Charter Provision is because, even assuming that the Charter Provision applied to RAH or the RAH Proposal, this would only result in a dilution of the voting rights of RAH. It would not be a basis for Riviera to take the position that Plaintiffs are prevented from engaging in the Proposal or engaging in a business combination with Riviera.

            49. Accordingly, Plaintiffs are entitled to a judgment declaring that the voting restrictions contained in the Charter Provision do not apply to RAH or the RAH Proposal.

            50. Plaintiffs are also entitled to a judgment declaring that Riviera may not invoke the Charter Provision as an impediment to considering the Proposal.

            51. Plaintiffs have no adequate remedy at law.

                                RELIEF REQUESTED
                                ----------------

            WHEREFORE, Plaintiffs respectfully demand judgment on its Complaint as follows:

            (a) declaring that the three-year disqualification period provided in NRS 78.438 does not apply to RAH or the Proposal;

            (b) declaring that the Defendants may not invoke NRS 78.438 as an impediment to considering the Proposal;

            (c) declaring that the voting limitation in the Charter Provision does not apply to RAH, any interests acquired under the Option Agreement or the Proposal;

            (d) declaring that the Defendants may not invoke the Charter Provision as an impediment to considering the Proposal;

            (e) awarding Plaintiffs their costs and expenses, incurred in this action, including reasonable attorneys' fees; and

            (f) granting such other and further relief as this Court deems just and proper.

Dated this 2nd day of May, 2007

                                    JOLLEY URGA WIRTH WOODBURY & STANDISH

                                    By:   /s/William R. Urga
                                       -----------------------------------------
                                    William R. Urga, Esq.
                                    Nevada Bar No. 1195
                                    Martin A. Little, Esq.
                                    Nevada Bar No. 7067
                                    3800 Howard Hughes Parkway, Sixteenth Floor
                                    Las Vegas, Nevada 89169
                                    Telephone: (702) 699-7500
                                    Facsimile: (702) 699-7500

                                    Of Counsel:

                                    Jonathan M. Hoff, Esq.
                                    Andrew J. Perel, Esq.
                                    Tom M. Fini, Esq.
                                    CADWALADER, WICKERSHAM & TAFT LLP
                                    One World Financial Center
                                    New York, New York 10281
                                    Telephone: (212)504-6000
                                    Facsimile: (212)504-6666

                                    Attorneys for Plaintiffs

                                 RECEIPT OF COPY

            RECEIPT OF COPY of the above and foregoing AMENDED COMPLAINT is hereby acknowledged this 2nd day of May, 2007.

                                    GORDON & SILVER, LTD.

                                    By:   /s/ Jeffrey A. Silver
                                       -----------------------------------------
                                    JEFFREY A. SILVER, ESQ.
                                    Nevada Bar No. 2870
                                    Howard Hughes Parkway
                                    Ninth Floor
                                    Las Vegas, Nevada 89169
                                    Telephone: (702) 796-5555
                                    Facsimile: (702) 369-2666

                                    Attorneys for Defendants

                                   EXHIBIT "1"





                                   EXHIBIT "1"

                       [Riviera Holdings Corporation Letterhead]

William L. Westerman
Chairman of the board

      March 28, 2007

      Riv Acquisition Holdings Inc.
      3753 Howard Hughes Parkway, Suite 101
      Las Vegas, Nevada 89109
      Attention: Paul C. Kanavos

      Dear Paul:

            The board of directors of Riviera Holdings Corporation (the "Board") has reviewed the March 26, 2007 letter from Riv Acquisition Holdings Inc. ("RAH") containing a proposal to acquire all of the outstanding stock of Riviera at $27 per share. In addition, we have reviewed the Option Agreement, dated March 21, 2007 (the "Option Agreement"), that RAH has entered into with Triple Five Investco LLC and Dominion Financial LLC (collectively, "T5"), which covers 1,147,550 shares, or 9.2%, of Riviera's outstanding stock owned by T5 (the "T5 Stock").

            First, let me say we are deeply disappointed that without Board approval and in disregard of Riviera's statements to RAH and its related parties (including you) about Riviera's opposition to shareholder lockups that would interfere with the ability of shareholders to receive and respond to competing takeover proposals and thereby get the highest value for their shares, RAH entered into the Option Agreement and locked up the T5 Stock against any offers for the acquisition of Riviera by anyone other than RAH or its related parties. We note further that before entering into the Option Agreement, RAH and its related parties made repeated requests for Board waivers and approvals under Nevada's takeover laws and Riviera's articles of incorporation (collectively, "Prior Approval") to allow a lockup of the T5 Stock (which Prior Approval the Board declined to grant). This demonstrates that (i) RAH and its related parties understood the Option Agreement required Prior Approval and (ii) RAH's entry into it without Prior Approval was by no means an inadvertent violation of that requirement.

            That being said, Riviera is not in a position at this time to give further consideration to RAH's acquisition proposal because, among other reasons, under the Option Agreement RAH and its related parties have acquired "beneficial ownership" (for purposes of Nevada's Business Combination Law (the "BCL") and Article III, Section 7 of Riviera's articles of incorporation ("Section 7")) of the T5 stock without Prior

      Riv Acquisition Holdings, Inc.
      March 28, 2007
      Page 2


      Approval, as was required under the BCL and Section 7. Consequently, for the three-year period prescribed by the BCL, RAH and its related parties are disqualified from engaging in a merger or any other "combination" (as broadly defined in the BCL) with Riviera. After the expiration of that three-year period, RAH and its related parties will remain subject to various restrictions on combinations with Riviera, as further provided in the BCL. Furthermore, to the extent that RAH or its related parties acquire voting rights as to the T5 Stock or any other Riviera shares besides the shares of which they have reported beneficial ownership in their most recent Schedule 13D amendment filed with the Securities and Exchange Commission, those voting rights will be reduced to 1/100 of one vote per share, to the extent provided In paragraph (b) of Section 7.

            Finally, Riviera reserves all of its rights against RAH and its related parties with respect to violations of the BCL end Section 7 resulting from the Option Agreement or any other lockups or other unauthorized acquisitions of Riviera stock.


                                    Very truly yours,

                                    RIVIERA HOLDINGS CORPORATION

                                    /s/ William L. Westerman
                                    --------------------------------------------
                                    William L. Westerman
                                    Chairman

                                   AFFIRMATION

                            Pursuant to NRS 239B.030

The undersigned does hereby affirm that the preceding Amended Complaint filed in District Court Case No. A539614

      [ X ] Does not contain the social security number of any person.

                                   - OR -

      [___] Contains the social security number of a person as required by a specific State or federal law, to wit:


            ------------------------------------------------------------------
            (State specific law)

            for the administration of a public program or for an application for a federal or state grant.

/s/ William R. Urga                               5-2-07
---------------------------                       ---------------------------
William R. Urga, Esq. #1195                       (Date)
Attorney for Plaintiffs